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                                                              EXHIBIT 99a

TUESDAY JANUARY 13, 5:24 PM EASTERN TIME

COMPANY PRESS RELEASE

Technical Communications Corporation

CONCORD, Mass.--(BUSINESS WIRE)--Jan. 13, 1998--Technical Communications Corporation announced today the results from its internal review of certain historical foreign contracts. The review was initiated by the Board of Directors in November 1997, and announced in December 1997. The internal review concluded that certain of TCC's internal approval and control procedures were not followed in connection with such contracts.

As a result of the review, TCC announced that it would establish a special committee of outside directors to review and recommend changes in its internal control and accounting procedures and adopt a complete code of ethics and compliance program. TCC further announced that James McCalmont has resigned from the Board of Directors. It also was announced that Arnold McCalmont will not seek re-nomination to the Board of Directors at the upcoming annual meeting. He will, however, continue to be available as a consultant to TCC. TCC's annual report on Form 10-K and its financial statements for the fiscal year ended September 27, 1997, which were delayed to permit completion of the review, are expected to be issued shortly.

The company's Chief Executive Officer Roland Gerard stated, "we are closely monitoring TCC's strategic business plans and have been studying the critical issues it faces for some time now. In the coming months, we will continue to seek ways of improving our competitive position and enhance shareholder value."

The discussions in this Press Release, including any discussion of impact, expressed or implied, on Technical Communications Corporation's (the "Company") anticipated operating results and future earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. The Company's results may differ from the results indicated by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to the fulfillment of customer orders, the Company's ability to retain and motivate key technical and manufacturing personnel, and the possibility of political instability in the Company's foreign markets. These and other risks are detailed from time to time in the Company's filings with the Securities & Exchange Commission.

CONTACT:

      Janet LeClair, 978/287-5100